Exhibit 21.1

Subsidiaries of Stronghold Digital Mining, Inc.
As of March 24, 2022

Name of Entity	State of Organization
EIF Scrubgrass, LLC	Delaware
Falcon Power LLC	Delaware
Liberty Bell Funding, LLC	Delaware
Panther Creek Power Operating, LLC	Delaware
Scrubgrass Power LLC	Pennsylvania
Scrubgrass Reclamation Company, L.P.	Delaware
Stronghold Digital Mining LLC	Delaware
Stronghold Digital Mining BT, LLC	Delaware
Stronghold Digital Mining Equipment, LLC	Delaware
Stronghold Digital Mining Hashco, LLC	Delaware
Stronghold Digital Mining Holdings LLC	Delaware
Stronghold Digital Mining Operating, LLC	Delaware
Stronghold Digital Mining TH, LLC	Delaware